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                                                                     Exhibit 99.

IN FOCUS-Registered Trademark-

FOR IMMEDIATE RELEASE. . .BUSINESS AND FINANCIAL EDITORS

For more information, contact:


John V. Harker                         Heidi A. Flannery
Chief Executive Officer                Investor Relations Counsel
In Focus Systems, Inc.                 Fi.Comm
(503) 685-8888                         (503) 844-8888


         IN FOCUS SYSTEMS-Registered Trademark-, INC. DECLARES DIVIDEND
                  DISTRIBUTION OF COMMON SHARE PURCHASE RIGHTS

Wilsonville, Oregon, July 17, 1997 -- The Board of Directors of In Focus Systems, Inc. (Nasdaq: INFS) has declared a dividend distribution of one Common Share Purchase Right on each outstanding share of In Focus Systems common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 20% or more of the Company's common stock or announces a tender offer for 20% or more of the common stock. The Company's Board will be entitled to redeem the Rights at $.01 per Right at any time before the tenth day after a person has acquired 20% or more of the outstanding common stock.

The Rights are intended to enable all In Focus Systems shareholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in the year 2007.

"The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all In Focus Systems shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders a control premium," said John V. Harker, Chairman, President and CEO of In Focus. "More than 1,500 public companies have adopted similar rights plans in recent years," concluded Harker.

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If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of In Focus Systems having a market value at that time of twice the exercise price. The exercise price is $130. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 20% or more of the outstanding common shares of In Focus Systems. In effect, this would enable a holder of rights (other than an Acquiring Person) to purchase $130 worth of common shares at half price.

If the Company is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the exercise price.

The dividend distribution to establish the Rights Plan will be payable to shareholders of record on July 31, 1997. The Rights distribution is not taxable to shareholders.

In Focus Systems, Inc. (Nasdaq: INFS) is the worldwide leader in developing, manufacturing and marketing multimedia projection products and services to present video, audio, graphics and data from personal computers and other electronic devices. The Company's headquarters are located at 27700B SW Parkway Avenue, Wilsonville, Oregon 97070-9215. The In Focus web site is located at http://www.infocus.com.

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              In Focus Systems, Inc. - 27700B SW Parkway Avenue, Wilsonville,
OR 97070-9215 - 503-685-8888 Fax: 503-685-8887


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